                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 1)/1/

                               Varsity Group Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    92228110
                                 (CUSIP Number)

                               December 31, 2001
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [X] Rule 13d-1(d)

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      13G
CUSIP NO. 92228110                                     Page 2 of 19 pages.
------------------                                     -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Mayfield IX, a Delaware Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
 NUMBER OF
 SHARES                        -0-
                   -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY        6
 OWNED BY                      1,992,489
                   -----------------------------------------------------------
 EACH                     SOLE DISPOSITIVE POWER
                     7
 REPORTING                     -0-
 PERSON            -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
 WITH                8
                               1,992,489
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                               1,992,489
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                               11.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
                     PN
------------------------------------------------------------------------------

                                      13G
CUSIP NO. 92228110                                     Page 3 of 19 pages.
------------------                                     -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Mayfield IX Management, L.L.C.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
 NUMBER OF                    -0-
 SHARES            -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY        6
 OWNED BY                     2,097,357
                   -----------------------------------------------------------
 EACH                     SOLE DISPOSITIVE POWER
                     7
 REPORTING                    -0-
 PERSON            -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
 WITH                8
                              2,097,357
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                              2,097,357
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                              12.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
                OO
------------------------------------------------------------------------------

                                      13G
CUSIP NO. 92228110                                     Page 4 of 19 pages.
------------------                                     -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Mayfield Associates Fund IV, a Delaware Limited Partnership
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
 NUMBER OF                     -0-
 SHARES            -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY        6
 OWNED BY                      104,868
                   -----------------------------------------------------------
 EACH                     SOLE DISPOSITIVE POWER
                     7
 REPORTING                     -0-
 PERSON            -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
 WITH                8
                               104,868
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                               104,868
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                               0.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
            PN
------------------------------------------------------------------------------

                                      13G
CUSIP NO. 92228110                                     Page 5 of 19 pages.
------------------                                     -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Yogen K. Dalal
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
 NUMBER OF                   -0-
 SHARES            -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY        6
 OWNED BY                    2,342,894
                   -----------------------------------------------------------
 EACH                     SOLE DISPOSITIVE POWER
                     7
 REPORTING                   -0-
 PERSON            -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
 WITH                8
                             2,342,894
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             2,342,894
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                             13.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
                 IN
------------------------------------------------------------------------------

                                      13G
CUSIP NO. 92228110                                     Page 6 of 19 pages.
------------------                                     -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      F. Gibson Myers, Jr.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
 NUMBER OF                   -0-
 SHARES            -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY        6
 OWNED BY                    2,097,357
                   -----------------------------------------------------------
 EACH                     SOLE DISPOSITIVE POWER
                     7
 REPORTING                   -0-
 PERSON            -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
 WITH                8
                             2,097,357
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             2,097,357
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                             12.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
              IN
------------------------------------------------------------------------------

                                      13G
CUSIP NO. 92228110                                     Page 7 of 19 pages.
------------------                                     -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Kevin A. Fong
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
 NUMBER OF                   -0-
 SHARES            -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY        6
 OWNED BY                    2,342,894
                   -----------------------------------------------------------
 EACH                     SOLE DISPOSITIVE POWER
                     7
 REPORTING                   -0-
 PERSON            -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
 WITH                8
                             2,342,894
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             2,342,894
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11                          13.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
              IN
------------------------------------------------------------------------------

                                      13G
CUSIP NO. 92228110                                     Page 8 of 19 pages.
------------------                                     -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      William D. Unger
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
 NUMBER OF                  -0-
 SHARES            -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY        6
 OWNED BY                   2,342,894
                   -----------------------------------------------------------
 EACH                     SOLE DISPOSITIVE POWER
                     7
 REPORTING                  -0-
 PERSON            -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
 WITH                8
                            2,342,894
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                            2,342,894
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                            13.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
                 IN
------------------------------------------------------------------------------

                                      13G
CUSIP NO. 92228110                                     Page 9 of 19 pages.
------------------                                     -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Wendell G. Van Auken, III
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
 NUMBER OF                  -0-
 SHARES            -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY        6
 OWNED BY                   2,342,894
                   -----------------------------------------------------------
 EACH                     SOLE DISPOSITIVE POWER
                     7
 REPORTING                  -0-
 PERSON            -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
 WITH                8
                            2,342,894
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                            2,342,894
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                            13.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
              IN
------------------------------------------------------------------------------

                                      13G
CUSIP NO. 92228110                                     Page 10 of 19 pages.
------------------                                     --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Michael J. Levinthal
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
 NUMBER OF                  -0-
 SHARES            -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY        6
 OWNED BY                   2,342,894
                   -----------------------------------------------------------
 EACH                     SOLE DISPOSITIVE POWER
                     7
 REPORTING                  -0-
 PERSON            -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
 WITH                8
                            2,342,894
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                            2,342,894
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                             13.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
              IN
------------------------------------------------------------------------------

                                      13G
CUSIP NO. 92228110                                     Page 11 of 19 pages.
------------------                                     --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      A. Grant Heidrich, III
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
 NUMBER OF                   -0-
 SHARES            -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY        6
 OWNED BY                    2,097,357
                   -----------------------------------------------------------
 EACH                     SOLE DISPOSITIVE POWER
                     7
 REPORTING                   -0-
 PERSON            -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
 WITH                8
                             2,097,357
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             2,097,357
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                             12.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
                 IN
------------------------------------------------------------------------------

                                      13G
CUSIP NO. 92228110                                     Page 12 of 19 pages.
------------------                                     --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Wende S. Hutton
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
 NUMBER OF                 -0-
 SHARES            -----------------------------------------------------------
                          SHARED VOTING POWER
 BENEFICIALLY        6
 OWNED BY                  2,342,894
                   -----------------------------------------------------------
 EACH                     SOLE DISPOSITIVE POWER
                     7
 REPORTING                 -0-
 PERSON            -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
 WITH                8
                           2,342,894
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                           2,342,894
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                           13.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
                  IN
------------------------------------------------------------------------------

                                      13G
CUSIP NO. 92228110                                     Page 13 of 19 pages.
------------------                                     --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Allen L. Morgan
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
NUMBER OF                   267,440
SHARES             -----------------------------------------------------------
                          SHARED VOTING POWER
BENEFICIALLY         6
OWNED BY                    2,097,357
                   -----------------------------------------------------------
EACH                      SOLE DISPOSITIVE POWER
                     7
REPORTING                   267,440
PERSON             -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
WITH                 8
                            2,097,357
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                            2,364,797
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                            14.0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
                IN
------------------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer:

                  Varsity Group Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  Varsity Group, Inc.
                  1130 Connecticut Ave. NW #350
                  Washington, DC  20036

Item 2.

         (a)      Name of Persons Filing:

                  Mayfield IX, a Delaware Limited Partnership
                  Mayfield IX Management, L.L.C.
                  Mayfield Associates Fund IV, a Delaware Limited Partnership Yogen K. Dalal
                  F. Gibson Myers, Jr.
                  Kevin A. Fong
                  William D. Unger
                  Wendell G. Van Auken, III
                  Michael J. Levinthal
                  A. Grant Heidrich, III
                  Wende S. Hutton
                  Allen L. Morgan

         (b)      Address of Principal Business Office:

                  c/o Mayfield Fund
                  2800 Sand Hill Road
                  Menlo Park, CA 94025

         (c)      Citizenship:

                  Mayfield IX and Mayfield Associates Fund IV are Delaware limited partnerships.
                  Mayfield IX Management, L.L.C. is a Delaware limited liability company.
                  The individuals listed in Item 2(a) are U.S. citizens.


                              Page 14 of 19 pages.

         (d)   Title of Class of Securities:

               Common Stock

         (e)   CUSIP Number:

               92228110

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

               Not applicable

Item 4.        Ownership.

               The information regarding ownership as set forth in Items 5-9 of Pages 2-13 hereto, is hereby incorporated by reference.

               For a summary of total ownership by all Reporting Persons, see
               Exhibit 3 hereto.

Item 5.        Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               Not applicable.



                              Page 15 of 19 pages.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2002
                                MAYFIELD IX
                                      A Delaware Limited Partnership

                                By:      Mayfield IX Management, L.L.C.
                                         Its General Partner

                                By:  /s/ James T. Beck
                                   ---------------------------------------------
                                       James T. Beck, Authorized Signatory

                                MAYFIELD IX MANAGEMENT, L.L.C.

                                By:  /s/ James T. Beck
                                   ---------------------------------------------
                                       James T. Beck, Authorized Signatory

                                MAYFIELD ASSOCIATES FUND IV
                                      A Delaware Limited Partnership

                                By:      Mayfield IX Management, L.L.C.
                                         Its General Partner

                                By:  /s/ James T. Beck
                                   ---------------------------------------------
                                       James T. Beck, Authorized Signatory

                                YOGEN K. DALAL

                                By:  /s/ James T. Beck
                                   ---------------------------------------------
                                     James T. Beck, Attorney In Fact

                                F. GIBSON MYERS, JR.

                                By:  /s/ James T. Beck
                                   ---------------------------------------------
                                     James T. Beck, Attorney In Fact

                                KEVIN A. FONG

                                By:  /s/ James T. Beck
                                   ---------------------------------------------
                                     James T. Beck, Attorney In Fact


                              Page 16 of 19 pages.

                                   WILLIAM D. UNGER

                                   By:  /s/ James T. Beck
                                      ------------------------------------------
                                        James T. Beck, Attorney In Fact

                                   WENDELL G. VAN AUKEN, III

                                   By:  /s/ James T. Beck
                                      ------------------------------------------
                                        James T. Beck, Attorney In Fact

                                   MICHAEL J. LEVINTHAL

                                   By:  /s/ James T. Beck
                                      ------------------------------------------
                                         James T. Beck, Attorney In Fact


                                   A. GRANT HEIDRICH, III

                                   By:  /s/ James T. Beck
                                      ------------------------------------------
                                        James T. Beck, Attorney In Fact

                                   WENDE S. HUTTON

                                   By:  /s/ James T. Beck
                                      ------------------------------------------
                                        James T. Beck, Attorney In Fact

                                   ALLEN L. MORGAN

                                   By:  /s/ James T. Beck
                                      ------------------------------------------
                                        James T. Beck, Attorney In Fact



                              Page 17 of 19 pages.

                                  EXHIBIT INDEX

Exhibit 1 -  "JOINT FILING AGREEMENT" is hereby incorporated by reference to
Exhibit 1 to the Statement on Schedule 13G dated February 13, 2001.

Exhibit 2 - "POWERS OF ATTORNEY" is hereby incorporated by reference to Exhibit 2 to the Statement on Schedule 13G dated February 13, 2001.

Exhibit 3 -  OWNERSHIP SUMMARY


                              Page 18 of 19 pages.